Exhibit 99.1

Brookline Capital Acquisition Corp. Confirms Receipt of Sponsor Funds to Extend Period of Time to Consummate Business Combination and for Additional Working Capital

New York, NY – June 2, 2022 – Brookline Capital Acquisition Corp. (“BCAC”) (Nasdaq: BCAC), a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, today announced that Brookline Capital Holdings, LLC, BCAC’s Sponsor, has deposited into the BCAC trust account (the “Trust Account”) an additional $167,032.54, representing $0.033 per public share. In consideration for the deposit, BCAC has issued to our Sponsor an amended unsecured interest free promissory note for the principal amount of the aggregate of such deposit, together with a similar deposit made on May 2, 2022, which will be repaid in connection with the closing of BCAC’s previously announced business combination. As a result of the deposits into the Trust Account, the period of time that BCAC has to complete the previously announced proposed transaction with Apexigen Inc. has been extended by a month to July 2, 2022 (and may be extended thereafter on a monthly basis for up to an aggregate of six months to November 2, 2022 upon payment of a monthly fee equal to $0.033 for each public share not redeemed).

About BCAC

BCAC is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses or entities. While BCAC’s efforts to identify a target business spanned many industries, the focus of BCAC’s search was for prospects within the life sciences industry. Founded in 2020 by Brookline Capital Markets, a division of Arcadia Securities, LLC, a boutique investment bank with experience providing capital markets and advisory services to public and private life sciences companies, blank check companies (working with management teams during the IPO process, and later in the course of their initial business combinations) and other emerging growth enterprises, BCAC is led by an affiliated team of life sciences industry experts. For more information, visit www.brooklinecap.com.

About Apexigen, Inc.

Apexigen is a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents that may harness the patient’s immune system to combat and eradicate cancer. Sotigalimab and Apexigen’s other programs were discovered using Apexigen’s proprietary APXiMABTM antibody discovery platform. This platform has enabled Apexigen and its collaboration partners to discover and develop high-quality therapeutic antibodies against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies. Multiple product candidates have been discovered using the APXiMAB platform, one of which is commercially available and the others are in clinical development, either internally by Apexigen or by its licensees. On March 18, 2022, Apexigen announced that it had entered into a business combination agreement with BCAC, pursuant to which Apexigen and BCAC will combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange.

Additional Information and Where to Find It

In connection with the proposed business combination, BCAC filed a registration statement on Form S-4 (the “Registration Statement”) containing a preliminary proxy statement and preliminary prospectus of BCAC, and after the Registration Statement is declared effective, BCAC will mail a definitive proxy statement/prospectus relating to the proposed business combination to its stockholders. BCAC’s and Apexigen’s stockholders and other interested persons are advised to read the Registration Statement, including any amendments thereto and other documents filed in connection with BCAC’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because those materials contain important information about Apexigen, BCAC and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials will be mailed to BCAC stockholders as of a record date to be established for voting on the proposed business combination.

Stockholders may obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC by BCAC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Patrick Sturgeon, Chief Financial Officer, Brookline Capital Acquisition Corp., 280 Park Avenue, Suite 43W, New York, New York 10017, or by telephone at (646) 603-6716, or by contacting Morrow Sodali LLC, BCAC’s proxy solicitor, toll-free at (800) 662-5200.

Participants in the Solicitation

Apexigen, BCAC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from BCAC stockholders in respect of the proposed business combination. Information regarding BCAC’s directors and executive officers is available in its final prospectus filed with the SEC under Rule 424(b)(4) on January 29, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is contained in the proxy statement/prospectus related to the proposed business combination, which was filed on a Form S-4/A (File No. 333-264222) on May 24, 2022, and which can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Brookline Capital Acquisition Corp. Contact:

Samuel P. Wertheimer

Chief Executive Officer and Chairman

Brookline Capital Acquisition Corp.

+1-646-603-6716

bcac@brooklinecapmkts.com